                                                              EXHIBIT 99, Page 1

GORMAN-RUPP REPORTS THIRD QUARTER 2004 RESULTS

Mansfield, Ohio - October 22, 2004 - The Gorman-Rupp Company (AMEX: GRC) reports net sales for the third quarter ended September 30, 2004 were $52,392,000 compared to $53,500,000 for the third quarter 2003. Net income during the quarter was $2,056,000 compared to $2,555,000 in 2003. Earnings per share for the third quarter 2004 and 2003, stated to reflect the five-for-four stock split effective September 10, 2004, equaled $0.19 and $0.24, respectively.

Third quarter net sales, while slightly lower than the quarter a year ago, marked the third consecutive quarter of increased sales for the Company during 2004 and reflect positive signs of general economic and business improvement. Sales increases, principally in the industrial, construction and international markets, are credited for the improvement while sales in the municipal market decreased from a year ago.

Margins on sales during the quarter were slightly lower, principally due to higher cost of materials, product mix factors and excess capacity at some divisions. Increases in operating costs related to the introduction of a new product line of pumping systems, health care, and compliance with the requirements of the Sarbanes-Oxley Act of 2002 also effected margins.

Net sales for the first nine months of 2004 were $152,627,000 compared to $146,667,000 in 2003, an increase of 4.1%. Net income during the same period was $6,712,000 compared to $6,324,000 in 2003, an increase of 6.1%, equal to post-split earnings per share of $0.63 and $0.59, respectively.

The Company's backlog of orders at September 30, 2004 was $65.9 million compared to $58.4 million at December 31, 2003, an increase of 12.8%, principally reflecting increased orders at Patterson Pump Company.

The Company continues to be financially well positioned with positive cash flow and no debt contributing to its balance sheet strength.

Company President and Chief Executive Officer, Jeffrey S. Gorman stated, "Although the pace of the economic upturn seems to have slowed somewhat, we remain confident that a general economic improvement is in place and should result in improved spending in the capital goods sector."

David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone  (419) 755-1477

For information contact Robert E. Kirkendall, Sr. Vice President & CFO, Tel
(419) 755-1294.

The Gorman-Rupp Company is a manufacturer of pumps and related equipment for water, wastewater, construction, industrial, petroleum, original equipment, agricultural, fire and government applications.

                                                              EXHIBIT 99, Page 2

                    The Gorman-Rupp Company and Subsidiaries
             Condensed Consolidated Statements of Income (unaudited)
                (in thousands of dollars, except per share data)

                                  Three Months Ended September 30,   Nine Months Ended September 30,
                                  --------------------------------   -------------------------------
                                      2004              2003             2004             2003
                                    --------          --------         --------         --------

Net sales                           $ 52,392          $ 53,500         $152,627         $146,667
Cost of products sold                 41,497            42,236          120,744          115,696
                                    --------          --------         --------         --------
Gross profit                          10,895            11,264           31,883           30,971

Selling, general &
  administrative expenses              7,584             7,379           21,545           21,337
                                    --------          --------         --------         --------
Operating income                       3,311             3,885           10,338            9,634
Other income (expense), net              (48)              229              316              567
                                    --------          --------         --------         --------
Income before income taxes             3,263             4,114           10,654           10,201
Income taxes                           1,207             1,559            3,942            3,877
                                    --------          --------         --------         --------
Net income                          $  2,056          $  2,555         $  6,712         $  6,324
                                    ========          ========         ========         ========
Basic & diluted earnings
  per share                         $   0.19          $   0.24         $   0.63         $   0.59


  Per share data reflects the 5 for 4 stock split effective September 10, 2004.

                    The Gorman-Rupp Company and Subsidiaries
                Condensed Consolidated Balance Sheets (unaudited)
                            (in thousands of dollars)

                                                  September 30,     December 31,
                                                       2004             2003
                                                   -----------      -----------

        Assets

Cash & cash equivalents                            $    23,370      $    17,446
Accounts receivable - net                               35,344           32,148
Inventories                                             35,629           38,062
Other current assets & deferred
   income taxes                                          7,290            6,606
                                                   -----------      -----------
     Total Current Assets                              101,633           94,262

Property, plant & equipment - net                       52,408           54,338
Other assets                                            12,116           12,339
                                                   -----------      -----------
     Total Assets                                  $   166,157      $   160,939
                                                   ===========      ===========
Liabilities and Shareholders' Equity

Accounts payable                                   $     6,362      $     6,163
Accrued liabilities & expenses                          15,134           13,203
Income taxes                                             2,657            2,542
                                                   -----------      -----------
     Total Current Liabilities                          24,153           21,908

Postretirement benefits                                 23,033           22,569

Shareholders' Equity                                   118,971          116,462
                                                   -----------      -----------
     Total Liabilities & Shareholders' Equity      $   166,157      $   160,939
                                                   ===========      ===========

Shares outstanding                                  10,682,697       10,678,947

Shares reflect the 5 for 4 split effective September 10, 2004.